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                                                                    EXHIBIT 12.1


                         CRESTLINE CAPITAL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                     (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

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

                                                                                          PERIOD FROM
                                                FIRST QUARTER                            JUNE 21, 1997
                                           ------------------------    FISCAL YEAR           THROUGH
                                              1999           1998         1998          JANUARY 2, 1998
                                           ----------     ----------   -----------      ---------------
Income before taxes...................      $ 13,385        $3,078       $10,026            $   607
Add (Deduct):
  Fixed chagres.......................       169,381         6,589        22,861             13,496
  Minority interest...................            30           251            --                436
  Equity in earnings of affiliates....          (224)           --            --                 --
                                            --------        ------       -------            -------
Adjusted earnings.....................      $182,572        $9,918       $32,887            $14,539
                                            ========        ======       =======            =======

Fixed charges:
  Interest on indebtedness and
    amortization of debt expense
    and premium.......................      $  5,106        $6,519       $22,861            $13,396
  Portion of rents representative
    of the interest factor............       164,275            70            --                100
                                            --------        ------       -------            -------
Total fixed charges...................      $169,381        $6,589       $22,861            $13,496
                                            ========        ======       =======            =======
Ratio of earnings to fixed
  charges.............................          1.08          1.51          1.44               1.08
                                            ========        ======       =======            =======
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